Exhibit 99.1

NEWS RELEASE
Contacts:	Jeff Galow, 713/877-5327
Valerie Calvert, 713/877-5305

Quanex Closes the TruSeal Technologies Inc. Acquisition

Acquisition Broadens Quanex’s Door and Window Component Offering

Houston, Texas, December 31, 2003 - Quanex Corporation (NYSE:NX), an industry-leading manufacturer of engineered materials and components for the Vehicular Products and Building Products markets, today announced the closing of the stock purchase of TruSeal Technologies Inc., from Kirtland Capital Partners, for $113 million in cash.  The Company financed the acquisition by borrowing against its $310 million revolving credit facility.

TruSeal manufactures and markets a full line of patented and trademarked flexible insulating glass spacer systems and sealants for vinyl, aluminum and wood windows.  The product separates and seals the glass within a window frame and acts as a thermal barrier to conserve energy and resist moisture.  With approximately $80 million in revenues and 300 employees, the acquisition will be accretive to earnings in year one.  The business will become part of Quanex’s Building Products segment.

“TruSeal is a leading manufacturer in their niche fenestration (door and window) market and the acquisition compliments our efforts to provide our building product customers with a broader range of high quality components and products,” stated Raymond Jean, chairman and chief executive officer of Quanex.  “Today, some 90% of all windows manufactured feature insulating glass, and with window demand increasing faster than new home starts, the outlook for this business is excellent.  TruSeal also provides a level of customer diversification for us as they have a broad presence in the vinyl and aluminum window markets, whereas Quanex’s niche is primarily with the wood window OEM’s.  Our purchase of TruSeal serves as an excellent example of the type of acquisition we will make as we profitably grow Quanex’s core businesses,” said Jean.

Quanex Corporation, founded in 1927, is based in Houston, Texas.  For further information, visit the Company’s website at www.quanex.com or the TruSeal website at www.truseal.com.

Statements that use the words “expect,” “should,” “will,” “might,” “gauge”  or similar words reflecting future expectations or beliefs are forward-looking statements.  The statements above are based on current expectations.  Actual results or events may differ materially from this release.  Factors that could impact future results may include, without limitation, the effect of both domestic and global economic conditions, the impact of competitive products and pricing, and the availability and cost of raw materials.  For a more complete discussion of factors that may affect the Company’s future performance, please refer to the Company’s most recent 10-K filing (December 29, 2003) under the Securities Exchange Act of 1934, in particular the sections titled, “Private Securities Litigation Reform Act” contained therein.

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